Exhibit 10.14

Summary of Non-Employee Director Compensation Program

Effective January 1, 2010 the following compensation program applies to non-employee directors of Compass Minerals International, Inc.:

1)	Each non-employee director will receive an annual cash retainer of $50,000 per year, which amount may be received either in cash or deferred at the election of the director;

2)	Each non-employee director will receive an equity award of $67,000 per year, which amount may be deferred or taken in shares of stock of the Company;

3)
Additional annual retainer compensation for the chair of the Audit Committee in the amount of $15,000 per year and for the chairs of the Compensation, Nominating/Corporate Governance and Environmental, Health and Safety Committees in the amount of $7,500 per year;

4)	Additional annual retainer compensation for the Lead Independent Director in the amount of $20,000 per year;

5)	Additional amounts for Committee chairs and the Lead Independent Director may be received either in cash or deferred at the election of the director;

6)
Any amounts deferred by a director will be made pursuant to an Independent Director Deferred Stock Award Agreement and will be converted into units equivalent to the value of the Company’s common stock.  All deferred amounts will be paid at the time the director ceases to be a member of the Board or any earlier date elected by the director; and

7)
Each non-employee member of the Board of Directors is required to obtain ownership in Company stock (or its equivalent) equal to five times the annual cash retainer, which amount is to be achieved within five years of joining the Board, and maintain at least five times the annual cash retainer in stock ownership (or its equivalent) while on the Board.